Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
Exhibit. Supplemental Consolidating Financial Information
The following tables present the balance sheets as of March 31, 2021 and December 31, 2020, statements of operations and cash flows for the three months ended March 31, 2021 and 2020, and Adjusted EBITDA for the three months ended March 31, 2021 of Caesars Resort Collection, LLC (“CRC”), as it consolidates into CEI as a wholly-owned subsidiary. “Other Operations, Eliminations” presents the operations of CEI’s other subsidiaries, including eliminations of intercompany transactions. CEI consolidated balances do not include CRC until the period starting from July 20, 2020.
The consolidating condensed balance sheets as of March 31, 2021 and December 31, 2020 are as follows:

	March 31, 2021			December 31, 2020
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$475	$1,319	$1,794	$374	$1,384	$1,758
Restricted cash and investments	20	2,053	2,073	9	2,012	2,021
Accounts receivable, net	267	57	324	262	76	338
Due from affiliates	357	(309)	48	613	(569)	44
Inventories	28	13	41	30	14	44
Prepayments and other current assets	145	91	236	157	93	250
Assets held for sale	1,479	567	2,046	1,500	712	2,212
Total current assets	2,771	3,791	6,562	2,945	3,722	6,667
Investments in and advances to unconsolidated affiliates	—	263	263	—	173	173
Property and equipment, net	11,586	2,497	14,083	11,763	2,570	14,333
Gaming rights and other intangibles, net	3,136	1,099	4,235	3,151	1,102	4,253
Goodwill	8,878	851	9,729	8,872	851	9,723
Other assets, net	1,412	(265)	1,147	1,412	(176)	1,236
Total assets	$27,783	$8,236	$36,019	$28,143	$8,242	$36,385
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$112	$36	$148	$110	$55	$165
Accrued interest	138	100	238	46	183	229
Accrued other liabilities	878	429	1,307	827	412	1,239
Due to affiliates	20	(20)	—	12	(12)	—
Current portion of long-term debt	67	—	67	67	—	67
Liabilities related to assets held for sale	645	99	744	646	239	885
Total current liabilities	1,860	644	2,504	1,708	877	2,585
Long-term financing obligation	11,100	1,234	12,334	11,064	1,231	12,295
Long-term debt	8,325	5,778	14,103	8,304	5,769	14,073
Long-term debt to related party	15	(15)	—	15	(15)	—
Deferred income taxes	1,586	(495)	1,091	1,223	(57)	1,166
Other long-term liabilities	558	799	1,357	610	622	1,232
Total liabilities	23,444	7,945	31,389	22,924	8,427	31,351
STOCKHOLDERS' EQUITY:
Caesars stockholders’ equity	4,322	291	4,613	5,202	(186)	5,016
Noncontrolling interests	17	—	17	17	1	18
Total stockholders’ equity	4,339	291	4,630	5,219	(185)	5,034
Total liabilities and stockholders’ equity	$27,783	$8,236	$36,019	$28,143	$8,242	$36,385

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The consolidating condensed statements of operations for the three months ended March 31, 2021 and 2020 are as follows:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC (a)	Other Operations, Eliminations	CEI Consolidated
REVENUES:
Casino and pari-mutuel commissions	$759	$381	$1,140	$945	$(605)	340
Food and beverage	137	29	166	329	(273)	56
Hotel	175	40	215	317	(269)	48
Other	156	22	178	236	(207)	29
Net revenues	1,227	472	1,699	1,827	(1,354)	473
EXPENSES:
Casino and pari-mutuel commissions	360	181	541	581	(402)	179
Food and beverage	85	21	106	261	(208)	53
Hotel	66	15	81	115	(93)	22
Other	65	3	68	133	(124)	9
General and administrative	265	101	366	413	(315)	98
Corporate	48	18	66	49	(33)	16
Impairment charges	—	—	—	65	96	161
Depreciation and amortization	217	48	265	255	(205)	50
Transaction costs and other operating costs	10	10	20	13	(5)	8
Total operating expenses	1,116	397	1,513	1,885	(1,289)	596
Operating (loss) income	111	75	186	(58)	(65)	(123)
OTHER EXPENSE:
Interest expense, net	(401)	(162)	(563)	(316)	249	(67)
Other income (loss)	(4)	(129)	(133)	13	(36)	(23)
Total other expense	(405)	(291)	(696)	(303)	213	(90)
Income (loss) from continuing operations before income taxes	(294)	(216)	(510)	(361)	148	(213)
Benefit (provision) for income taxes	70	9	79	71	(34)	37
Net income (loss) from continuing operations, net of income taxes	(224)	(207)	(431)	(290)	114	(176)
Discontinued operations, net of income taxes	7	—	7	—	—	—
Net income (loss)	(217)	(207)	(424)	(290)	114	(176)
Net income (loss) attributable to noncontrolling interests	—	1	1	1	(1)	—
Net income (loss) attributable to Caesars	$(217)	$(206)	$(423)	$(289)	$113	$(176)
____________________
(a)In connection with the Merger, CEOC, LLC has been contributed to CRC and the results for the periods presented have been recast as the contribution was between entities under common control.

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)

The consolidating condensed statements of cash flows for the three months ended March 31, 2021 and 2020 are as follows:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC (a)	Other Operations, Eliminations	CEI Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$134	$(89)	$45	$(102)	$132	$30

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(38)	(27)	(65)	(111)	88	(23)
Acquisition of gaming rights	—	(2)	(2)	—	—	—
Proceeds from sale of businesses, property and equipment, net of cash sold	3	1	4	—	10	10
Proceeds from the sale of investments	—	42	42	—	—	—
Proceeds from insurance	—	26	26	—	—	—
Investments in unconsolidated affiliates	—	(30)	(30)	—	—	—
Net cash (used in) provided by investing activities	(35)	10	(25)	(111)	98	(13)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt and revolving credit facilities	—	—	—	1,137	(672)	465
Repayments of long-term debt and revolving credit facilities	(16)	—	(16)	(16)	6	(10)
Financing obligation payments	—	—	—	(2)	2	—
Transactions with parent	—	—	—	(5)	5	—
Taxes paid related to net share settlement of equity awards	—	(14)	(14)	—	(7)	(7)
Net cash (used in) provided by financing activities	(16)	(14)	(30)	1,114	(666)	448

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Cash flows from operating activities	26	1	27	—	—	—
Net cash from discontinued operations	26	1	27	—	—	—
Effect of foreign currency exchange rates on cash	—	21	21	—	—	—
Increase (decrease) in cash, cash equivalents and restricted cash	109	(71)	38	901	(436)	465
Cash, cash equivalents and restricted cash, beginning of period	393	3,823	4,216	1,422	(1,205)	217
Cash, cash equivalents and restricted cash, end of period	$502	$3,752	$4,254	$2,323	$(1,641)	$682
____________________
(a)In connection with the Merger, CEOC, LLC has been contributed to CRC and the results for the periods presented have been recast as the contribution was between entities under common control.

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)

The reconciliations of net income (loss) attributable to Caesars to Adjusted EBITDA for the three months ended March 31, 2021 are as follows:

	Three Months Ended March 31, 2021
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated
Net loss attributable to Caesars	$(217)	$(206)	$(423)
Net loss attributable to noncontrolling interests	—	(1)	(1)
Net income from discontinued operations	(7)	—	(7)
Income tax benefit	(70)	(9)	(79)
Other loss	4	129	133
Interest expense	401	162	563
Depreciation and amortization	217	48	265
Transaction costs and other operating costs	10	10	20
Stock-based compensation expense	10	13	23
Other items	8	3	11
Adjusted EBITDA	$356	$149	$505